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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. )

                                F5 NETWORKS, INC.
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    315616102
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  June 19, 2002
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

              [_] Rule 13d-1(b)

              [X] Rule 13d-1(c)

              [   ] Rule 13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

         Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

-------------------------------------------------------------------------------
CUSIP NO. 315616102             13G                           Page 2 of 9 Pages
-------------------------------------------------------------------------------


-------- ----------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Richard C. Hedreen
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]

-------- ----------------------------------------------------------------------
   3     SEC USE ONLY



-------- ----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION


         United States of America
-------- ----------------------------------------------------------------------
                            ----- ---------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0- shares
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
        REPORTING
          PERSON
           WITH
                            ----- ---------------------------------------------
                             6    SHARED VOTING POWER

                                  1,707,842 shares (1)(2)
                            ----- ---------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0- shares
                            ----- ---------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  1,707,842 shares (1)(2)
--------------------------- ----- ---------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,707,842 shares (1)(2)

-------- ----------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [_]


-------- ----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.7%
-------- ----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

         IN
-------- ----------------------------------------------------------------------
(1) Directly owned by Hedreen Joint Venture ("HJV"). Richard C. Hedreen is HJV's sole manager and, therefore, has voting and dispositive power with respect to such shares.

(2) These shares were originally reported on a Schedule 13D on October 19, 2001, and are now being reported on Schedule 13G pursuant to Rule 13d-1(h) of the Securities and Exchange Act of 1934, as amended.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------------------------------
CUSIP NO. 315616102             13G                           Page 3 of 9 Pages
-------------------------------------------------------------------------------
-------- ----------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Hedreen Joint Venture
-------- ----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [_]
                                                                  (b) [_]

-------- ----------------------------------------------------------------------
   3     SEC USE ONLY


-------- ----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Washington
-------- ----------------------------------------------------------------------
                            ----- ---------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0- shares
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
        REPORTING
          PERSON
           WITH
                            ----- ---------------------------------------------
                             6    SHARED VOTING POWER

                                  1,707,842 shares (1)(2)
                            ----- ---------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0- shares
                            ----- ---------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  1,707,842 shares (1)(2)
--------------------------- ----- ---------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,707,842 shares (1)(2)
-------- ----------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [_]


-------- ----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.7%
-------- ----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

         PN
-------- ----------------------------------------------------------------------
(1) Directly owned by Hedreen Joint Venture ("HJV"). Richard C. Hedreen is HJV's sole manager and, therefore, has voting and dispositive power with respect to such shares.

(2) These shares were originally reported on a Schedule 13D on October 19, 2001, and are now being reported on Schedule 13G pursuant to Rule 13d-1(h) of the Securities and Exchange Act of 1934, as amended.



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1 (a). Name of Issuer: F5 Networks, Inc.

Item 1 (b). Address of Issuer's Principal Executive Offices:

        401 Elliott Avenue West, Suite 500
        Seattle, WA  98119

Item 2 (a). Name of Person Filing: Richard C. Hedreen and Hedreen Joint Venture

Item 2 (b). Address of Principal Business Office or, if none, Residence:

        P. O. Box 9006
        Seattle, Washington  98109

Item 2 (c). Citizenship: Richard C. Hedreen is a citizen of the United States of America. Hedreen Joint Venture is organized under the laws of the State of Washington.

Item 2 (d). Title of Class of Securities: Common Stock

Item 2 (e). CUSIP Number: 315616102

Item 3. If this  Statement is filed  pursuant to Rule  13d-1(b),  or 13d-2(b) or
     (c), check whether the person filing is a: Not applicable.

Item 4. Ownership

   (a)   Amount Beneficially Owned: 1,707,842 shares (1) (2)

   (b)   Percent of Class:  6.7% (3)

   (c)   Number of Shares as to which Such Person has:

        (i)   sole power to vote or to direct the vote
                                                         -0- shares
        (ii)  shared power to vote or to direct the vote
                                                         1,707,842 shares (1)(2)
        (iii) sole power to dispose or to direct the disposition of
                                                         -0- shares
        (iv)  shared power to dispose or to direct the disposition of
                                                         1,707,842 shares (1)(2)


------------------------

(1) Directly owned by Hedreen Joint Venture ("HJV"). Richard C. Hedreen is HJV's sole manager and, therefore, has voting and dispositive power with respect to such shares.

(2) These shares were originally reported on a Schedule 13D on October 19, 2001, and are now being reported on Schedule 13G pursuant to Rule 13d-1(h) of the Securities and Exchange Act of 1934, as amended.

(3) The percentage is based upon an estimated 25,608,326 shares of voting common stock outstanding, as reported by the issuer on a Form 10Q filed with the Securities & Exchange Commission on May 9, 2002.

Item 5. Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More Than Five Percent on Behalf of Another Person

    Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

    Not applicable.

Item 8. Identification and Classification of Members of the Group

    Not applicable.

Item 9.           Notice of Dissolution of Group

    Not applicable.

Item 10.        Certification

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         July 8, 2002     *
                          -----------------------------------------------------
                                                     Richard C. Hedreen


                          *By: /s/ David M. Eskenazy
                              ------------------------------------------------
                              David M. Eskenazy as Attorney-in-fact for
                              Richard C. Hedreen


                           HEDREEN JOINT VENTURE


         July 8, 2002      By:    *
                                 ---------------------------------------------
                                 Richard C. Hedreen, Manager

                          *By: /s/ David M. Eskenazy
                               ------------------------------------------------
                               David M. Eskenazy as Attorney-in-fact for
                               Richard C. Hedreen

                                  EXHIBIT INDEX

     Exhibit                                                  Description
       99.1         Joint Filing Agreement

Prudential Securities Incorporated
Page 2




                                  EXHIBIT 99.1

                             Joint Filing Agreement


    We, the signatories of the statement to which this Joint Filing Agreement is attached, hereby agree that such statement is filed, and any amendments thereto filed by either or both of us will be filed, on behalf of each of us.

  Dated:  July  8, 2002.



                            *
                          ----------------------------------------------------
                          Richard C. Hedreen


                          *By: /s/ David M. Eskenazy
                               -----------------------------------------------
                              David M. Eskenazy as Attorney-in-fact for
                              Richard C. Hedreen


                           HEDREEN JOINT VENTURE


                           By:    *
                               -----------------------------------------------
                               Richard C. Hedreen, Manager

                          *By:  /s/ David M. Eskenazy
                                -----------------------------------------------
                               David M. Eskenazy as Attorney-in-fact for
                               Richard C. Hedreen

                                POWER OF ATTORNEY

  The undersigned does hereby constitute and appoint David M. Eskenazy, with full power of substitution, as the true and lawful attorney of the undersigned, and authorizes and designates him to sign on behalf of the undersigned, and to file filings and any amendments thereto made by or on behalf of the undersigned in respect of the beneficial ownership of equity securities held by the undersigned, directly, indirectly or beneficially, pursuant to Sections 13(d), 13(g) and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13(d), 13(g) or 16 of the Exchange Act.

  This Power of Attorney  shall remain in full force and effect until  withdrawn
by  the   undersigned   in  a  signed   writing   delivered  to  the   foregoing
attorney-in-fact.

  IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 26th day of June, 2002.

                                     - 9 -



             /s/Richard C. Hedreen
             ----------------------------------------------------
             RICHARD C. HEDREEN